Exhibit 5.1

Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

May 27, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Wildcap Energy Inc. - Form S-1

Dear Sir/Madame:

I have acted as a counsel to Wildcap Energy Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-1 (“Registration Statement”) relating to the registration of 680,000 shares of common stock (“Shares”), $0.001 par value per Share, by selling stockholders of the Company.

In my representation I have reviewed such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.  Based on such review, I am of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

Sincerely, /s/ Brian F. Faulkner Brian F. Faulkner, Esq.